[Exhibit 5]


                                  June 9, 1997




Howell Corporation
1111 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Howell Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 538,800 shares (the "Shares") of Common Stock, $1.00 par value, upon the exercise of options granted to certain employees of the Company pursuant to the terms of the Company's 1997 Nonqualified Stock Option Plan (the "Plan").

We have examined originals or copies of (i) the Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, (iii) the Plan, (iv) certain resolutions of the Board of Directors of the Company and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the terms of the Plan, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other
jurisdiction.   We hereby consent to the  filing  of  this opinion  with the
Commission as Exhibit 5 to the Company's Registration Statement on Form S-8.


                                          Very truly yours,



                                          Bracewell & Patterson,L.L.P.